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The following is a transcript of a teleconference held on September 15, 2005 concerning the proposed merger between Certegy Inc. and Fidelity National Information Services, Inc.

Fidelity National Financial, Inc. Announce Combination of Fidelity National Information Services, Inc. and Certegy Inc.

September 15, 2005

10:00 am EST

Operator:  Thank you for standing by and welcome to the FNF investor conference call.  At this time all participants are in a listen-only mode and later we will conduct a question-and-answer session and instructions will be given at that time.  If you should require assistance during the conference please press the star key followed by the zero on your touch tone telephone.  As a reminder this conference is being recorded today.  I’d like to now turn the conference over to our host Mr. Dan Murphy.

Mr. Murphy, please go ahead.

Dan Murphy:  Thank you.  Good morning everyone.  This is Dan Murphy, Senior Vice President of Finance and Investor Relations for Fidelity National Financial.  Thank you for joining us for this conference call to discuss the combination of Fidelity National Information Services, or FIS, and Certegy.

Joining me today are Bill Foley, our Chairman and Chief Executive Officer; Lee Kennedy, Chairman and Chief Executive Officer of Certegy; Al Stinson, FNF’s Chief Financial Officer; Mike Volkmer, Certegy’s Chief Financial Officer, and Mary Wagner, head of IR for Certegy.

We have posted a PowerPoint slide show presentation to both the FNF and Certegy websites that we will utilize during this conference call.  If you are listening in on the webcast you should already have access to that presentation.  If you’re on the call via the telephone you can view just the PowerPoint presentation without the webcast by selecting the slide presentation only link on the conference call page of the FNF investor relations website.

Once we finish this formal presentation we will open up the call to accommodate as many questions as time permits.

For purposes of the presentation, the page numbers are on the bottom center of each slide.

On page one you’ll see our forward-looking disclosure.  This conference call may contain statements related to future events and expectations which include statements about revenue and cost synergies and earnings accretion and as such constitutes forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties and other factors that may cause actual results, performance or achievements of FIS and Certegy to be different from those expressed or implied during this call.

FNF and Certegy expressly disclaim any duty to update or revise forward-looking statements.  The risks and uncertainties which forward-looking statements are subject to include but are not limited to:  The effect of governmental regulations, the economy, competition, the risk that the merger may fail to achieve beneficial synergies, or it may take longer than expected to do so, the risk of reduction of revenue from the elimination of existing and potential customers due to the consolidation in the banking and retail and financial industries, potential overdependence on a limited number of customers due to consolidation in the banking retail and financial services industries, failure to adapt changes in technology or in the marketplace, and other risks detailed from time to time in the Form 10-K and other reports and filings made by FIS and Certegy with the SEC.

On page 2 of the presentation, we have some legal disclosures we need to review.  In connection with the proposed merger, Certegy will file a proxy statement with the SEC.  The proxy statement will be mailed to shareholders of Certegy.  Certegy shareholders are urged to read the proxy statement when it becomes available, because it will contain important information.

Investors and security holders may obtain a free copy of the proxy statement when it’s available and other documents filed by Certegy with the SEC at the SEC’s website at SEC.gov.  In addition, investors and security holders may obtain free copies of the documents filed by Certegy by going to Certegy’s investor relations page on its website at Certegy.com.

Certegy FNF and the respective officers and directors may be deemed under SEC rules to be participants in the solicitation of proxies from Certegy shareholders with respect to this merger.  A description of any interest that any such participant may have in the merger will be available in the proxy statement.  Information concerning FNF’s directors and executive officers is set forth in FNF’s proxy statement for its 2005 annual meeting of stockholders which was filed with the SEC on April the 28th, 2005.  And its annual report on Form 10-K filed with the SEC on March 16th, 2005.

These documents are free of charge at the SEC’s website at SEC.gov, or from FNF’s investor relations website at FNF.com.  This conference call will be available for replay via webcast at FNF’s website and at Certegy’s website.  It will also be available through phone replay beginning at 1:30 p.m. eastern standard time today through September the 29th, 2005.  The replay number is 800-475-6701 with access code of 796082.  With that, let me turn the call over to Bill Foley, our Chairman and Chief Executive Officer.

Bill Foley:  Thanks, Dan.

This morning we announced the signing of a definitive merger agreement under which Fidelity National Information Services and Certegy will combine operations to form a single publicly traded be entity.  As many of you know, we have considered an initial public offering of FIS over the past 12 months.  We believe this merger will allow us to more quickly and fully realize our goal of maximizing the value of FIS with the new FIS well positioned to capitalize on the significant and unique growth opportunities that the combined companies can offer the markets we serve.

Certegy’s payment processing businesses fill a significant gap in FIS’s product set and Certegy’s management provides additional expertise in the payment services space.

We expect this combination to strengthen our position in the financial services markets, increase the depth and breadth of the products we offer, deepen the relationships we have with our current customers, and allow us the opportunity to provide our expanded services to new customers.  It also gives us a currency to utilize in future acquisitions.

Today, Fidelity National Information Services and Certegy have entered into a merger agreement.  The merger agreement provides for tax-free stock-for-stock merger under which each share of FIS common stock will be exchanged for .6396 shares of Certegy common stock.  Current FIS shareholders will own approximately 67.5 {%}  of the combined entity with Certegy shareholders owning approximately 32.5 {%}.

Certegy will also pay its shareholders a special $3.75 cash dividend prior to closing.  FIS is the leading provider of core financial institution processing mortgage loan processing and related information products and outsourcing services to financial institutions, mortgage lenders and real estate professionals.

Certegy is a leading provider of card issuer services to financial institutions, principally community banks and credit unions and risk management solutions.

The combined company, to be called Fidelity National Information Services, or FIS, will be uniquely positioned to offer a broad suite of data processing, payment and risk management services to financial institutions and retailers.

Summary proforma financial implications are compelling.  The combined companies will approach $4 billion in combined revenue.  Approach $1 billion in combined EBITDA.  We’ll have strong organic growth track records and future potential.

We’ll have significant and unique revenue synergies.  We anticipate at least $50 million in expected cost synergies.  This transaction is accretive to cash earnings.  And this transaction deleverages, has a deleveraging impact on FIS.

The combined senior management team will consist of myself as chairman.  The chief executive officer will be Certegy’s Chairman and CEO, Lee Kennedy.  The CFO will be FNF CFO, Al Simpson, and the senior business management will be the combined senior leadership from FIS and Certegy.

In terms of transaction summary, FIS and Certegy will merge in a stock-for-stock transaction whereby Certegy will exchange .6396 shares of Certegy common stock for each FIS share outstanding.

Certegy will also pay a $3.75 special cash dividend to Certegy shareholders immediately prior to the closing, totalling approximately $235 million.

In total, Certegy will issue 132 million fully diluted shares to the shareholders of FIS.  At closing, Certegy will have approximately 196 million fully diluted shares outstanding.

FIS shareholders will own approximately 67.5 {%}  of the pro forma fully diluted outstanding shares.  Combined company will be renamed Fidelity National Information Services, Inc. and Certegy NYSE’s ticker will be changed to FIS.

The merger is expected to qualify as a tax-free reorganization.  FIS will be the surviving entity for accounting purposes.

There is a shareholder vote required by Certegy shareholders.  FNF or FIS will receive a breakup fee in the event there’s a higher or more compelling offer and up to $10 million in expense reimbursement.

This transaction is expected to close during the fourth quarter of 2005.  In terms of governance, there will be four directors from FIS, four directors from Certegy, one from Thomas A. Fleet partners and one from Texas Pacific Group.

In terms of strategic rationale, the combination creates one of the largest financial institution technology processing and services company in the world.  Significant strategic and financial benefits for FIS and Certegy shareholders will result.

There will be nearly four billion of diversified run rate revenue and one billion of run rate EBITDA from market-leading businesses.

There are a broad complementary range of unique products and services will enhance each company’s respective growth rate.  For example, core bank processing for large banks, community banks, credit unions and other financial institutions will be enhanced.  Mortgage loan and consumer loan processing.  Card issuer services.  Risk management solutions, information products and outsourcing services for financial institutions, mortgage lenders and real estate professionals will all be enhanced.

There are significant revenue and cost synergy opportunities.  The revenue of Certegy is recurring nature but the majority under long-term multi year contracts.

In terms of our integration plan, FIS has an outstanding track record of achieving all anticipated transaction synergies well ahead of schedule.  For example, recent -- our recent acquisition history detailed on page 7 of the slide deck, when we acquired Orum, which we had personnel vendor management facility synergies, revenue base of 200 million.  Our initial anticipated goal of cost synergies was 25 million, and our achieved synergies have actually equaled 34 million.

Sanchez Computer Associates we achieved synergies in personnel corporate overhead and public company costs.  Sanchez’s revenue base was 100 million.  Our anticipated synergies were ten million and our achieved synergies were 11 million.

With regard to Intercept, which was also a public company, we achieved synergies in personnel, vendor management, overhead public company costs, item processing facilities.

The revenue base of Intercept was 200 million.  Our anticipated goal was 25 million in synergies.  We’ve achieved to date $35 million in synergies.  In the case of the Certegy FIS transaction, we anticipate cost synergies of at least $50 million.

And now I’d like to turn it over to Lee Kennedy to give his thoughts on this transaction.

Lee Kennedy:  Thank you very much Bill and good morning.  I’ll continue on page 8 where we’ve included two charts which break down the combined businesses into three primary segments.  Financial institution software and services, payment services and information and outsourcing services.

You should note that the revenue stream is well diversified, with financial institution software and services generating 41 {%}  of total revenue and payment services and information outsourcing services each contributing approximately 29 {%}.

The 22 to 27 {%}  EBITDA margins are also very attractive, based on the last 12 months the pro forma cash EPS is $2, which represents accretion of more than 16 {%}  to Certegy shareholders.

Cash EPS is defined as GAAP EPS plus after-tax amortization of purchased intangibles.

Page 9 describes the new combined market leadership positions.  FIS will occupy a number one or number two position in all the primary markets that it serves.  Translating into a strong competitive position and most importantly a strong position across multiple business segments.

We believe that the combined company will generate significant and unique revenue synergy opportunities.

Page 10 shows a significant opportunity in the domestic community institution market.  As you can see from this slide, there were approximately 19,000 community financial institutions in the U.S. today.  Certegy has strong long-term payment relationships with nearly 6,500 community-based institutions.  While FIS is processing relationships with more than 2300.  Interestingly, there are less than 700 common customers.  So when you look at the bottom line, there’s a lot of great opportunity to leverage the strong relationships of both companies to increase payment and core processing penetration in this attractive market segment.

I’ll move on to page 11 which illustrates a few of the key areas which we believe and where we believe there are solid cross-selling opportunities that can lead to enhanced growth rates for the combined company.

In addition to the community bank example I just mentioned, there’s an opportunity to leverage FIS’s large bank relationships to create an entry point for card processing and bundled products and service offerings.

In addition, we can provide risk management solutions for financial institutions that can potentially accelerate growth in payment services.  On-line banking and bill payment platforms can be used to deliver additional services to financial institutions and to their customers also.

The ability to provide an end-to-end processing solution connecting the point of sale to the bank’s back office should create a great long-term opportunity for our combined organization.

In addition, we believe we can package the proprietary data and modeling capabilities of both companies to enable institutions to manage risk and credit much more effectively.

Page 12 illustrates our competitive position versus select major competitors.

FIS will clearly offer the broadest and most comprehensive range of products and services across all business lines.  No single competitor can currently match these capabilities.

Page 13 demonstrates similar strengths internationally.  With FIS occupying a strong market position with the opportunity for the combined company to drive significant revenue growth.

If you flip to page 14, you will see that the combined company has a strong global reach, generating a great opportunity for leverage, to leverage relationships when FIS’s international processing customers and Certegy’s card processing customer base.

In closing, we’re very excited about the many opportunities that this combination will create.  Thank you for your time.  And I’ll now turn the call over to Al Stinson to review the financial slides.

Al Stinson:  Thank you, Lee.  Page 15 shows some combined pro forma financials for the last 12 months ending June 30th of 2005.  We will focus today and in the future on three key financial metrics at FIS.  Revenue, EBITDA and cash net income.

Including assumed synergies of 50 million, pro forma EBITDA is nearly $920 million for the trailing 12 months.  Pro forma cash in that income which adds back tax adjusted purchase price amortization from prior acquisitions is 391 million for the last 12 months.  It is important to note that these numbers do not include the full impact of a number of acquisitions made during the last 12 months.

As we mentioned earlier, the accretion to cash net income for Certegy shareholders is 16 {%}  for the trailing 12-month period.

If you flip now to page 16, you will see the same pro forma line items for the first six months of 2005.  If you annualize the pro forma revenue of 1.9 billion, you can see how we arrived at the nearly 4 million in annual run rate revenue that we referenced earlier.

Additionally, if you analyze the pro forma EBITDA of 488 million you can see how we arrived at the nearly one billion in annual run rate EBITDA.

Using the same methodology, run rate annual cost net income is nearly $400 million.

Page 17 is a comparison of revenue EBITDA and cash net income with some of FIS’s existing processing competitors and Certegy’s major card competitors.  You can see that the combined company compares very favorably from a scale perspective with its major competitors and we will clearly generate the EBITDA and cash flow resources necessary to invest in technology to continue to grow our market leading businesses.

Page 18 reviews sources and uses of funds for the transaction.  As you can see, the 235 million, or 375 per share special cash dividend to Certegy shareholders will be paid out of a combination of cash on hand at Certegy and borrowings under an existing Certegy bank facility.

The issuance of approximately 132.2 million shares through FIS shareholders amounts to about 4.5 billion.  And the final piece is the payment of fees and expenses.

Total sources and uses are 4.8 billion.

Page 19 is an FIS capitalization table.  You can see the buildup from stand alone-FIS and stand-alone Certegy through transaction adjustments which include those items we discussed on the sources and uses table, to the combined FIS.  To hit some of the highlights on this page, pro forma June 30 cash on the balance sheet of the new FIS is 200 million.  Shareholder’s equity is 2.7 billion, with a debt to cap ratio of 52 {%}.  A significant reduction from the stand-alone FIS debt to total cap ratio of nearly 82 {%}.

Last 12 months EBITDA covers interest expense by more than five times and debt to EBITDA for FIS has declined from 3.6 to 3.1.

It is important to note that FIS will be deemed to be the acquirer for accounting purposes.  Most notably for purchase accounting.  This is important as we turn to page 20 and look at the pro forma balance sheet as of June 30.

There will be incremental goodwill and intangible assets added to the balance sheet as a result of the transaction.  Estimated pro forma goodwill is 3.4 billion and estimated intangible assets in computer software which will be amortized are 1.7 billion.

As of June 30, a pro forma total debt is three billion.  And as I mentioned on the previous slide, shareholders equity is 2.7 billion for a significantly reduced debt to total capital ratio of 52 {%}.

Additionally, FIS paid down an additional 75 million in debt in early July as we mentioned on our second quarter earnings conference call.  Now, I am going to turn the call back to Bill for some summary remarks.

Bill Foley:  Thanks, Al.  In summary on page 21 you can see why we’re so excited about this transaction.  The combination creates one of the largest financial institution technology processing and services company in the world with the diversified revenue base of nearly four billion and EBITDA of nearly one billion for market leading businesses the revenue is significantly recurring with the majority of the long-term and multi year contracts.  The combined product offering is both broad and complementary with the unique products and services that will enhance the combined growth rate of the new company.  There are also meaningful cost synergies to be realized.  We believe that FIS will be well positioned to capitalize on the significant and unique growth opportunities that the combined companies can offer the markets we serve.  Finally, as we’ve demonstrated as FNF for years, FIS will be keenly focussed on maximizing shareholder value.  Let me now turn the call back to our operator to open up the call for your questions.

Operator:  (Caller instructions) one moment, please for our first question.  Gentlemen, our first question will come from the line of Mike Vinequerra (ph).  Please go ahead with your question.

<Q>:  Congratulations.

<A>:  Thank you.

<Q>:  First of all, just one question for Al.  Al, can you talk about the expected cost of the merger in terms of advisory fees like facilities closures and severance, do you have an estimate of that?

<A>:  Total cost, Mike, ought to be about 50 million.

<Q>:  Okay.  Thank you.  And then second of all, does the transaction affect at all the way you guys plan to pay down the FIS debt load with your cash flow, I mean with the combined cash flow, would uses change at all?  And just any details you can give us on that.

<A>:  Well, really we were, Mike, we were on a schedule to pay down this year about 150 million of debt after the initial pay-down last March or April.  And that’s the same kind of schedule we’ll remain on.  We’ll have additional cash flow created from synergy.  And but there will be investments to be made with some of the synergy product lines and also the FIS product lines.  So we will maintain that sort of, the same sort of pay-down schedule we’ve been on.  If additional cash is created from the sale of a particular subsidiary at some time in the future, no sale is planned at this time, then that would realize a one-time type pay down.  But if we can keep moving along towards a $75 million pay down per six-month period, $100 million pay down for six-month period, we’ll be real happy with that.

<Q>:  Thank you.  One final thing, have you had any discussions with your private equity investors with regard to their desire to remain long-term shareholders of the combined entity?

<A>:  At this time they have no intention to sell their shares following the consummation of the transaction.  They have a fairly brief lockup period.  They can sell some shares I believe after 90 days and the lockup comes off after six months, as I’m sure you can anticipate, FNF has no intention to sell any shares.  We have in effect a zero basis in our investment and the tax consequences would be, would be very onerous and of course we like this business and we like our investment position.  Our financial sponsor partners are invested with us to ultimately sell, and we anticipate that sometime in the future they would create some liquidity in the stock which would work probably well for the FIS investors in the future.

<Q>:  Thanks very much.

Operator:  Our next question will come from the line of Tony Whittle please go ahead with your question.

<Q>:  Couple of questions, one could you be more specific about some of the revenue synergies as far as the time line to actually start to get that.  If you could recap what the customer overlap is right now.

<A>:  Tony, good morning.  How are you?

<Q>:  Good.  Yourself?

<A>:  This is Lee.  The customer overlap is in the neighborhood of 700 financial institutions on the community bank side.  About 6500 institutions that we process for, about 2300 that FIS currently processes for, overlap about 700.

So you can see there’s a whole lot of upside potential, especially in the community institution marketplace.  As far as the revenue synergies and the capabilities and mapping out a specific time frame on when those revenues, synergies will materialize, we’re not really prepared to do that today.  But I will talk to you just a couple of ones that are very, very significant.  We thought for a long period of time that if we were able to integrate our card processing capabilities into a core banking platform, we would be one of the first in the country to do that and we would create a very, very strong competitive advantage.  One of the strong interests we had in doing this transaction revolved around community institutions and the ability to do that very thing.  And it doesn’t stop just with the credit card piece.  It blends in ACH clearing.  It blends into bill payment, into E banking platforms, followed up by debit platforms and then finally ending up in the value-add or the loyalty card programs or enhancements that can be attached to all those various product lines.

It’s a very, very compelling product line and something that we think will be highly sought after and very desirable with our current customer base.  That’s the domestic side.  On the check side of the business, we talked for a pretty long period of time of introducing a wide range of check risk management products to combat check fraud at the point of sale and the growing problem with identity theft.  And this combination will enable us, I believe, to accelerate the introduction of those products and services into the marketplace, because FIS had solid distribution channels in place with its customer base, we can layer these products right from the point of sale and connect right to the institution’s back office.  So that’s a very, very exciting opportunity for the new combined company.  And finally on the international side, if you profile our locations and where we’re located and what customers we serve, it’s very complementary to the existing base of customers that Fidelity currently has in place.  We see two opportunities there.  Not only to enhance the revenue capability by cross-selling, but also to leverage the cost structure which is equally as important in the four operating centers we have across the globe.  So that’s a very quick summary.  We’ll give you more details as we develop the integration plans, but it’s safe to say at this point in time very exciting about what we have in front of us.

<Q>:  So will that integration on the international front help you out at all in Brazil in your ongoing negotiations?

<A>:  I think absolutely, Fidelity already has an investment in Brazil on the item processing side.  And any capability that we bring to the table that rounds out our product line is going to be well received by the banks that are participating in this new co-venture.  Absolutely.

<Q>:  Last question, I’ll jump off.  Looks like you’ll certainly keep investing in the beta you were having on the risk management product for the identity theft.  Is it safe to assume you’re going to be progressing the check conversion product and maintaining your investments in gaming?

<A>:  Yes.  And especially on the second one, as far as, the automated clearing of check transactions from the retail point of sale or from a retailer’s back office.  Keep in mind that Fidelity is one of the largest providers of automated clearing in the country.  That should give us a really good jump-start on getting those programs introduced to our merchant base.  So the answer is yes.

<Q>:  Thank you.  Great.  Congratulations.

Operator:  Our next question comes from the line of Jeff Dunn.  Please go ahead, Mr. Dunn.

<Q>:  Good morning, guys.

<A>:  Good morning.

<Q>:  First, can you give a time line on how quickly you think you can realize the expense synergies.

<A>:  We should be finished with the $50 million of anticipated synergies in 12 months you can roll it in over the 12-month period.  There will be some that will be immediately realized in terms of some personnel costs and personnel savings almost immediately following the combination of the two companies.  But facilities, savings and kind of vendor-type savings, data center savings will take a little longer to realize.

<Q>:  Obviously you’ve had a history of overachieving on cost synergies.  Are there any specific areas where you think there might be more and you’ll discover that as you go through your cost trimming?

<A>:  Jeff, we’ve got to take a real good look of the facilities across the country and how we can combine operations in various locations.  We’re working hard toward increasing the staffing and the presence in Jacksonville Florida, because we have space here, we’re building the new building on our corporate campus.  We have space in Little Rock that’s available.  So we’re very comfortable with saying 50 million is achievable.  And we have always tried to overachieve.

<Q>:  Okay.  And then just a number question.  Do you have an idea what the pro forma CAPEX will be for FIS?

<A>:  On a combined basis?

<Q>:  Yes.

<A>:  The two companies?  Don’t know that I’ve got that handy, Jeff.  We can get it for you.  But I really don’t have it.

<Q>:  Okay.  Thanks.

Operator:  Our next question comes from the line of Peter Wade.  Please go ahead with your question, Mr. Wade.

<Q>:  Yes, does this impact your spin the title business, I guess the question is for Mr. Foley?

<A>:  Actually it doesn’t.  As you know, we’re proceeding with obtaining regulatory approval from California and Florida and we’re working with the SEC in terms of getting final clearance on the S1, so it has no impact on it.  These are totally independent events.

<Q>:  And will you guys be contemplating doing something similar to Certegy in terms of the holding company, in terms of a special dividend or something?

<A>:  We don’t anticipate doing that at the FNF holding company, but we did our special dividends, as you know, last March and that was paid, the $10 dividend.  We have in effect a special dividend, distribution of the 17.5 {%}  of the title group of stock, which we hope to achieve sometime in the immediate future.

And the remaining cash at the holding company will be retained for other investment activities.

<Q>:  And one final question.  You said that there was a 90 and 180 day lockup on the PPG Tommy Lee stock.  Can you say how much of it was the 90-day and how much was it 180 day.

<A>:  It’s actually half and half.  Fifty/fifty.  And they haven’t actually expressed a view to sell at the end of 90 days or at the end of 180 days.  But they wanted that flexibility, and I’m sure they’re going to work with the company in terms of disposing of that stock in an orderly manner.  It’s within their best interests and they’ve been great supporters of the transaction.  So we know we’re not really going to have any issue with regard to that, the distribution or sale of those shares.

<Q>:  If you could just remind me when was the deadline for you to have a liquidity event for them in the first place for this deal?  Was it fourth quarter of ’06, ’07?

<A>:  No deadline, they’re long-term investors they’re prepared to stay as long as it took to realize on their investment.

<Q>:  Okay.  Thank you very much.  Great deal.

Operator:  Our next question comes from the line of Roger Freeman.  Please go ahead with your question.

<Q>:  Hi, good morning, Lehman Brothers.

I guess with respect to the cost savings, the $50 million, can you just characterize that a little bit more?  What percentage of that is coming, I guess, from corporate savings?  It sounds like you haven’t done a deep dive through facilities to figure out where consolidation savings could come about.

<A>:  An awful lot of it is corporate displacement.  There’s technology displacement that we’ve identified.  As far as the opportunity Bill is talking about, he said it’s going to take some time to sort through that, but we believe it’s there.  So consider it corporate.  Consider it some technology and some overlap of production facilities.  That’s pretty much where it’s summarized.

<Q>:  Okay.  And then I guess on the revenue side, you’re not running out of time line, I don’t know if I missed this, but do you have a total goal as to what you think you’d be realizing -- I know when I think about Certegy with 10 {%}  organic rate in North America, what could that accelerate to?

<A>:  We’re really not ready to comment on that.  We’re going to take our time and make sure what we come out with is concrete and absolute and when we get to that point we’ll certainly let the market know.

<Q>:  Maybe, Lee, in terms of the, I guess the 1600 and 66 institutions that Fidelity serves that you don’t, do you know anything about those card programs?  Are most of them in house or do they even have card programs or are they new opportunities for you?

<A>:  New opportunities, combinations of organizations that use other service providers.  Some that operate in-house.  Some that operate through third-party agent programs, of which all three are great opportunities for us.  We do know a little bit about those institutions, yes.

<Q>:  Would you say that the revenue synergies are tilted more toward one company versus the other in terms of Certegy, you have far more institutions that Fidelity doesn’t serve.  Do you think there’s more opportunity for them to sell into your customers or you to sell card programs into theirs?

<A>:  I think there’s a great opportunity for both companies to sell each way or the other way we’ll get it defined pretty quickly.

<Q>:  I guess lastly, what is the split in terms of Fidelity I between large bank customers and smaller ones?

<A>:  We’re doing about $500 million in the community bank space in our integrated financial solutions subsidiary.  And we’re actually doing about $500 million in large bank, in the large bank market.  Pretty much evenly.

<A>:  And then the balance is, the balance is really mortgage servicing and so on.  It really makes up the processing business.

<Q>:  How much will financial sponsors own at the end of the deal?

<A>:  I believe 16%.

<Q>:  Okay.  Thanks a lot.

Operator:  Thank you.  Our next question comes from the line of Drew Chabra (ph).  Please go ahead with your question.

<Q>:  Good morning.  I was wondering how you will go to market on, to try and capture some of these revenue synergies as a combined company versus how each of the companies goes to market now independently.

<A>:  That’s still yet to be determined.  Let’s just say it this way:  We have great sales organizations on the Fidelity side.  We have great sales organizations on the Certegy side.  We have extremely close relationships with the nation’s leading trade association and obviously one of the first steps that we’ll take is to get the Fidelity front over into those associations so we can leverage existing relationships and we’ll do that the other way around the corner too.  It will be a combination of efforts, but we’ll get more specific plans on sales efforts organization structures as we move forward.

<Q>:  Right.  But just thinking sort of bigger picture, do you think you will essentially be trying to go to market with a comprehensive bundle solution or basically, you know, going to the other customer’s base?

<A>:  I think it’s a combination.  I think it just doesn’t start all the way complete on day one.  I think we phase it in as we develop it.  But clearly you start with the relationship and your sales effort.  And that’s where the leverage is quickly obtained.  As we add integrative product capability.  We’ll certainly leverage those relationships.  So it’s going to be [indiscernible].

<Q>:  Okay.  Great.  Thank you.

Operator:  Thank you.  Our next question comes from the line of Carla Cooper.  Please go ahead with your question.

<Q>:  Good morning.  As sort of a simple question here the amortization period for the intangibles that you described towards the end of the presentation, could you give us a sense of what that period is likely to be.

<A>:  Carla, the period where it will be approximately ten years.

<Q>:  Okay.  And then the other question I had was could you highlight a couple of the larger acquisitions which I believe this would just be on the Fidelity side that haven’t anniversaried so we can build that in.

<A>:  Yeah, we can go through that.  November would have been Intercept.  Cordova was September 13th, and I believe that’s it.

<A>:  Those are the significant ones.

<A>:  There are a couple very small ones but those are the two big ones.

<Q>:  Okay.  Things have quieted down.  You need to do a big one.  Congratulations.

Operator:  Thank you.  Our next question comes from the line of Nick Fiskin.  Please go ahead with your question.

<Q>:  Good morning.  Closing date we haven’t heard that, I don’t think.

<A>:  We hope to have it closed in late in the fourth quarter of this year depends on SEC review of the proxy and the response time with regard to the proxy.  Obviously it’s not going to be as complicated or as in depth as an S-1.  If there’s no review, the closing will be accelerated to slightly to December, if there’s review it will be late December or early January.

<Q>:  Okay.  And then following on Carla’s question, the amortization for FIS, the new FIS, is going to be what?  Kind of give me an ’06 number.

<A>:  First full year amortization will be about one — 190 million, depending on what our consultants say, on allocating purchase price to amortizable intangibles.  But it will be in that range.  And, Nick, that, of course, is pretax.

<Q>:  Yes.  Okay.

Then for Lee, leveraging the check guarantee business, is there anything there that we can do?

<A>:  There’s really two specific ideas.  It’s taking our check database, which has proven to be a very, very accurate determining of the creditworthiness of individuals that do not have complete or what we call, have thin credit files.  So that will be leveraged into some of the modeling capabilities that Fidelity is so good at and become an incremental piece that will help constitutions.  The second piece revolves around the identification of check fraud as it goes through the point of sale, retail point of sale, where we’ll collect the pipeline back to the institution and notify them when an attempt is made to commit fraud on one of their customers through the theft of identity.  So that also is a great opportunity surrounding the check business.  There’s others but those are the two significant ones at this time.

<Q>:  I know this may be way down the list, but can you speak to what platform you’re going to be selling from an Internet banking standpoint and what you view there as the opportunity.  Is it an A or a C minus or what?

Operator:  I think it’s still too early to determine that, we have to work through the integration efforts.  We have a number of great packages and we’ll come out with the best of breed.

<Q>:  Thanks.

<A>:  Nick, back to your question to me.  I want to make sure you understand that’s the combined number, both companies.

<Q>:  Yeah, 190 fiscal ‘06.

<A>:  Yes.  On a go forward basis.

<A>:  The part is for [indiscernible] and front loading there.  So there’s —

<A>:  It drops off fairly fast over time.

Operator:  Next question comes from the line of John Frank.  Please go ahead with your question.

<Q>:  Thanks for taking my call and congratulations on the transaction.  Most of my questions have been answered I just have one quick thing.  FNF shareholders, are you going to distribute the FIS shares to FNF shareholders or are they going to be held within the holding company?

<A>:  They’re actually going to be held within the holding company.

As you may recall we have been affected on a zero base on that stock so there will be a tax consequence to that company and to the shareholders.  We also like the investments and of course we’re going to keep on consolidating, we’ll continue to consolidate as long as we own more than 50 {%}  of the outstanding shares.

<Q>:  Okay.  Thank you.

Operator:  Thank you.  Our next question will come from the line of Jaja Crosgrod.

<Q>:  It’s AJ Crosgrod with Morgan Keegan.  Lee, I have a few questions.  Specifically, in terms, there’s an opportunity here to I guess cross sell the card processing up to other FNF customers.  Are there any product enhancements you’ll need to do to the card processing platform in order to do that?

<A>:  No, we won’t have to.  If you view what we do nationally, keep in mind we service very large institutions.  The system we have is fully capable of reaching up several tiers in the marketplace.  So the answer is, no, we believe we’re in great shape.

<Q>:  Follow-up question I think for Bill.  When you look at the combined company, how does the combined company platform on a technology perspective with respect to peers.  I know on page 12 you talked about product offerings and where you felt the combined entity would fit within versus their peers but how on a technology platform perspective?

<A>:  I believe that we’re number one in terms of technology platforms, from large financial institutions down to de novo institutions.  We’ve really got on the FIS side we’ve done a lot of work over the last two and a half or three years in terms of developing those platforms and combining platforms.

As you might know, we recently, just yesterday we announced the agreement with CSC Hogan whereby we’re assuming maintenance and product development for the Hogan platform.  So at this point with that Hogan transaction, we now, there are now ski {%}  of DBAs in America are processed on one of our platforms.  It’s really gigantic.  It’s a great opportunity for Certegy and their product offerings to integrate.

<Q>:  Are there any operational issues on combining both Certegy and the FIS platforms?  Are they --

<A>:  Now you’re getting into something that’s beyond my expertise to address.  I can tell you there’s almost no overlap other than a small overlap in EFT and Internet banking, and those are areas we’ll take a look at in terms of combining those platforms T but other than that the Certegy business is separate and apart from the FIS business.

<Q>:  Congratulations on the deal.  Actually one more question before I go.  What was your estimated capital expenditure budget for the combined entity.  I’ll just listen to the answer?

<A>:  That question was asked before.  I’ve got the numbers now, 245 million, approximately for both companies combined.

<Q>:  Thank you very much.

Operator:  Thank you.  Our next question comes from the line of William Wade.  Please go ahead with your question.

<Q>:  Good morning.  In the past year you guys have, you experimented with several different options for this.  First you were going to do the spin-off then you decided to put that on hold.  Sold a chunk of it to private entity.  How and when did you decide you wanted to do a deal like this and a deal with Certegy?

<A>:  Interesting question.  I mean of course we’re constantly looking at different alternatives and we were interested in examining the various options for FIS and the focal point for our examination really became the IPO of FIS.  And we were, as you might know at the last major acquisition we did was last November which was intercept.  Since that point of time we’ve been attempting to run the business very efficiently, create more synergies and cost synergies within our organization.  And so we were moving toward an IPO.  And one of our meetings with our financial, with financial advisor, they hypotheticalally, hypotheticalally proposed a transaction with Certegy which would have been been an acquisition, which was not in the cards for us.  At that point we thought that might be an easy way to in effect take care of the IPO issue and have a great payments business combined with our processing business.  And that was about three or four months ago, I think, wasn’t it Lee?

<A>:  That’s correct, about three or four months ago.

<A>:  Sole we’re just walking through a process.  Certegy looked at a lot of different alternatives and we kept on coming back to this in terms of their examination of alternatives they kept coming back to this transaction as being the business for their shareholders and we felt it was the best for the FNF and FIS shareholders.

<A>:  Absolutely.

<Q>:  You weren’t interested in the acquisition because you’re still digesting so many sort of this merger takes care of the IPO transaction that was still possibly pending and it gets you more into the payments business?

<A>:  Absolutely.  We’ve got a full broad, full product spectrum.  This is a terrific combination.

<Q>:  Thank you.

Operator:  Next question comes from the line of Christopher Brown.  Please go ahead with your question.

<Q>:  Good morning and thank you.  Question about the initial public float.  Is it going to be about 34 {%}  of the shares out or around 66 million, is that about right?

<A>:  That’s almost technically correct.

<A>:  32.5.

<A>:  32.5 {%}  of 196.

<Q>:  32.5 {%}, that’s somewhere around the 66.

<A>:  Exactly.

<Q>:  Do you anticipate any kind of restructuring charge whether it’s one time in nature or pay-as-you-go and whether to be cash or noncash?

<A>:  We don’t really have any restructuring charges.  There are some severance costs that are going to be paid, and of course transaction costs, but we don’t see any restructure charges.

<Q>:  That’s like a page ago?  And sort of an anticipated growth rate, sort of on a longer term normalized basis for revenues and per share.

<A>:  Let me handle that one.  Certegy gives guidance.  We don’t.  FIS does not.  FNF doesn’t.  Certegy has given guidance in January during the fourth quarter earnings call.  We will continue that practice.  One thing I would point you to is the accretion of 16 {%}  on trailing 12 months.  That includes the synergies if you took the synergies out, the accretion on cash earnings is eight {%}.  So at least there’s a couple of numbers you might work with there.

You could also go back to some of our commentary, I guess, on our earnings call, where we’ve talked about our organize growth rate at FIS which has been very strong, particularly in the second quarter.  But in terms of giving you some guidance for ’06, we just can’t do that at this time.

<Q>:  Okay.  Terrific.  Congratulations.  Thanks very much.

Operator:  (Caller instructions) Gentlemen, our next question is a follow-up question from the line of Mike Vinequerra.  Please go ahead with your question.

<Q>:  Al, have you given any thought at this point how, when we’re looking at a forward model we look at business segments are you going to keep the three FIS and two Certegy that are currently existing?

<A>:  We may have some refinements to what we’re doing.  But if you look at the presentation.  We in effect have three reporting segments.  Which I think will have something very similar to that.  We might lose some business units in and out of those three, but that’s what we’ve got.  We’ve collapsed in this presentation LOS and IS, they come out of FIS which I think is good and then we have payments, and then we have the banking piece, processing piece.

<Q>:  Thank you.  Just one more question on the customer cross-over.  The 16.66 you give is solely serviced by FIS.  That’s only on the bank platform side right it doesn’t include data services I assume you do some business with some of the 6,000 or so odd Certegy clients that you don’t list in this one particular slide?

<A>:  I think that’s true.  That’s strictly the community bank group in that slide.

<Q>:  So that offers potentially another large cross-sell of some very high margin products between the two customer sets.

<A>:  That’s right.

<Q>:  Thank you.

Operator:  We have one additional question that comes from the line of Peter Wade.  Please go ahead.

<Q>:  This is a follow-up.  Did you say it was 92 amortization or 190?

<A>:  I said 190 pretax for both companies combined on a go-forward basis.  That entertainment will trail down over time because it’s front-end amortization.

<Q>:  How much does it trail down.

<A>:  I can’t tell you off the top of my head.

<Q>:  Thank you.  Is it tax deductible?  Yes, right?

<A>:  Yes.

<Q>:  Thank you.

Operator:  If you have any additional questions or comments press the star followed by the 1 on your phone.  Gentlemen, there doesn’t appear to be any further questions.  Please continue.

>> Great.  Thanks, everyone, for joining us for today’s call.  In anticipating future questions that no one asked today about next steps and milestones for the process, the first major step will be the filing or our HSR filing that we expect to make in the next week or so.  We obviously hope to receive an early termination on that.  When and if we do we will issue a press release announcing that fact.  The second major milestone will be a filing of an initial proxy statement with the SEC related to the necessary Certegy shareholder vote.  That initial proxy should be filed in early October and again we’ll issue a press release when that does occur.

Again, thanks for joining us this morning for the call and we look forward to keeping you updated on our progress towards closing this transaction and integrating these two companies over the next several months.

Operator:  Thank you, gentlemen.  Ladies and gentlemen, this does conclude our conference for today.  Thank you for your participation and for using AT&T Executive Teleconference.  You may now disconnect. .

Additional Information and Where to Find It

In connection with the proposed merger, Certegy Inc. will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Certegy and Fidelity National Information Services, Inc. with the Commission at the Commission’s website at http://www.sec.gov.  Free copies of the proxy statement once available, and each company’s other filings with the Commission may also be obtained from the respective companies.  Free copies of Certegy’s filings may be obtained by going to Certegy’s Investor Relations Page or its corporate website at www.certegy.com or by directing a request to Investor Relations, Certegy Inc., 100 Second Avenue South, Suite 1100S, St. Petersburg, FL 33701.  Free copies of Fidelity National Financial’s filings may be obtained by directing a request to Fidelity National Financial’s corporate website at www.fnf.com or by directing a request to Investor Relations, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL, 32204.

Certegy, Fidelity National Financial, and their respective directors, executive officers and other members of their management and employees may be participants in soliciting proxies from Certegy shareholders in favor of the merger.  A description of any interests that Certegy’s executive officers and directors may have in the Merger will be available in the proxy statement.  Information concerning Fidelity National Financial’s directors and executive officers is set forth in Fidelity National Financial’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 28, 2005, and its annual report on Form 10-K filed with the SEC on March 16, 2005.  These documents are available free of charge at the SEC’s website www.sec.gov or by going to Fidelity National Financial’s Investor Relations page on its corporate website at www.fnf.com.

Cautionary Language Concerning Forward-Looking Statements

Information set forth herein may contain financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. Such statements include, but are not limited to, expectations concerning accretions to earnings, levels of revenue, EBITDA, and other financial results, statements about the benefits of the Merger, including future operating results, business synergies, and the plans, objectives, expectations and intentions of the combined companies and other statements that are not historical facts.   Such statements are based upon the current beliefs and expectations of the management of Certegy and FNF and are subject to significant risks and uncertainties (many of which are difficult to predict) that may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental and Certegy shareholder approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the anticipated cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, management and key employees or suppliers; diversion of management attention from business operations as a result of time demands attendant to the Merger; failure to accurately forecast restructuring charges and allocations or the impact of any equity based compensation expense; competition and its effect on pricing, spending, third-party relationships and revenues.   Additional factors that may affect future results are contained Certegy’s and FNF’s filings with the SEC, which are available at the SEC’s Web site www.sec.gov.